UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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CARDICA, INC.
(Name of Registrant as Specified in Its Charter)

BROADFIN HEALTHCARE MASTER FUND, LTD.
BROADFIN HEALTHCARE FUND, L.P.
BROADFIN HEALTHCARE OFFSHORE FUND, LTD
BROADFIN ADVISORS, LLC
BROADFIN CAPITAL, LLC
KEVIN KOTLER
GREGORY D. CASCIARO
R. MICHAEL KLEINE
SAMUEL E. NAVARRO

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Broadfin Capital, LLC together with its affiliates (“Broadfin”) and the participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of Broadfin’s slate of three highly-qualified director nominees to the Board of Directors of Cardica, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2014 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On November 13, 2014, Broadfin issued the following press release:

BROADFIN ISSUES OPEN LETTER TO CARDICA’S SHAREHOLDERS

States Board Must Be Reconstituted to Address Cardica’s Prolonged Underperformance

Urges All Shareholders to Vote the GOLD Proxy Card Today to Elect Gregory D. Casciaro,
R. Michael Kleine and Samuel E. Navarro at Upcoming Annual Meeting

New York, NY, November 13, 2014 - Broadfin Capital, LLC (together with its affiliates, “Broadfin”), the beneficial owner of approximately 9.98% of the outstanding shares of Common Stock of Cardica, Inc. (“Cardica” or the “Company”) (Nasdaq: CRDC) and together with certain shares of Preferred Stock, approximately 17.3% of all the Company’s securities on an as-converted basis, today issued an open letter to the shareholders of Cardica in connection with its solicitation of proxies for the election of Gregory D. Casciaro, R. Michael Kleine and Samuel E. Navarro to the Board of Directors of Cardica at its upcoming 2014 annual meeting of stockholders. The full text of the letter is included below:

November 13, 2014

Dear Fellow Cardica Shareholders:

Our Interests Are Directly Aligned with ALL Cardica Stockholders

Vote the GOLD Proxy Card to Significantly Improve Cardica’s Board

Broadfin Capital, LLC (together with its affiliates, “Broadfin Capital” or “we”) is the beneficial owner of approximately 9.98% of the outstanding shares of Common Stock of Cardica, Inc. (“Cardica” or the “Company”), which together with certain shares of Preferred Stock represent beneficial ownership of 17.3% of all the Company’s securities on an as-converted basis. Broadfin Capital is a $1 billion AUM, value-oriented healthcare fund in its tenth year of operation that has generated above market returns for its investors. We take a long-term view to investing and our team has 50+ years of experience investing in healthcare companies globally. Broadfin Capital has invested in hundreds of healthcare companies and has earned a reputation for being a supportive and collaborative investor. This is the first time in our history we have taken an activist role in a portfolio company. We do not want to see the great potential of the Company and its technology squandered under the oversight of the Board as currently composed.

Since Cardica’s IPO in 2006, the Company‘s stock price has plummeted by an astounding 91%, the Company has missed analyst expectations 78% of the time and milestones in 59% of the cases, and universally compares terribly to all relative indices over any measurable period of time.  In addition, as a result of continued operational missteps and the ineffective oversight of a Board that lacks both independence and surgical markets expertise, Cardica is poorly positioned to capitalize on its unique and valuable “staple-on-strip” technology.

We, the shareholders of Cardica, deserve change.  We are seeking to replace three long-term directors, William Younger (14.3 years on the Board), John Simon (13.5 years on the Board) and Jeffery Purvin (8.3 years on the Board), who have overseen this destruction of shareholder value since the Company has been public.  We have nominated three highly-qualified director candidates, Gregory D. Casciaro, R. Michael Kleine and Samuel E. Navarro, who have the right experience, track records and independence to turn around performance at Cardica and position the Company for future growth.

THE FACTS:

Under the failed stewardship of William Younger, John Simon and Jeffery Purvin:

•	Cardica shares have lost approximately 91% of their value since the Company’s IPO in 2006.

•	Cardica has produced NEGATIVE returns for the past 1-, 3-, and 5 - year periods and since its IPO.

•
Since it became a public company, Cardica has underperformed The NASDAQ Composite Total Returns Index by 210.5%, Russell 200 Total Return Index by 171.3% and the S&P Healthcare Total Return Index by 227.9%.  Relative underperformance has persisted in every measurable period.

•	Cardica has missed revenue expectations 78% of the time and has failed to achieve its own set of pipeline milestones within deadline in 59% of the cases.

•
Cardica has been plagued by operational misstep after operational misstep. The Product development process has failed to adequately address the end-users requirements, distribution strategy has been ill-advised and inconsistent, and narrow labeling has hamstrung marketing strategy and put the company at unacceptable regulatory risk.

•	Cardica’s investor relations and communications strategy is disastrous, often misinforming shareholders and providing sporadic and inconsistent disclosure.

•
Poor corporate governance and lack of Board independence have further depressed value.  The average tenure of the current directors (except the two recently announced additions) is 11.6 years. This coupled with the Board’s vehement resistance to the input of its largest shareholder and failure to embrace proactive change, raises serious questions regarding the incumbents’ independence.

In our view, the path to unlocking the Company’s true value, restoring the confidence of the investing public in Cardica and enhancing shareholder value is only through a significant improvement of the Board. Change is imperative to create value for shareholders.

What is Conspicuously Missing from the Board’s Defensive Rhetoric is a True PLAN

So what is the Board’s answer to reversing the historic value-destruction they have overseen and changing the failing course of the Company?

As far as we can tell -- more of the same.

The Company has offered NO concrete plans, NO milestones, NO target deadlines, NO new ideas and as far as we can tell NO solutions.  All they boast to be doing is continuing their existing strategies, the same strategies that have nearly wiped out the value of our investment.  On top of that, they are insisting that the process should be overseen by the same set of individuals who oversaw this massive value-destruction and failed to address it for over a decade.  Fellow shareholders, ask yourselves: after all the losses you have suffered under the oversight of this Board do you really trust the incumbents can orchestrate a successful turnaround especially with the same failed strategies and execution that have eroded shareholder value for years?

We are astounded that this Board is attempting to portray the reactive changes that they have made recently as a direct result of our involvement as sufficient to address the Company’s perennial underperformance and serious operational problems.  Both the formation of a Strategic Review Committee of the Board and the addition of new directors were suggestions we made 5 months ago.  Our suggestions were initially met with resistance by the Board, have now been adopted under the pressure of a pending proxy contest and are being flaunted to shareholders as purported evidence of the Board’s proactive handling of the dire situation Cardica finds itself in.

Make no mistake – these changes are both reactive and woefully inadequate.  This Board had not made any proactive change to its composition for 8 years.  They accepted two new additions only after months of pressure from us and, in our view, only in the hopes of placating shareholders and so as to justify rejecting the recommendations we made.  There is no doubt in our minds, that absent pressure from us, this Board will once again fall victim to the complacency and lax oversight that has cost shareholders so dearly.  Furthermore, we can only conclude that these half-measures fall far short of the change needed to make any meaningful improvement at Cardica.  For example, forming a Strategic Review Committee is a good first step but is just that – a beginning – not a solution in of itself.  More troubling is the fact that even with the new additions this Board continues to have significant and important gaps in expertise.  This Board needs directors with recent experience competing in the medical device markets and successful track records in the launch of new products in the surgical markets on the scale and with the geographic range that Cardica aims to achieve, in short candidates like Greg Casciaro and Michael Kleine.  Adding more directors with diagnostics and pharmaceutical experience, especially ones who have overseen similarly underperforming businesses, gives the shareholders of Cardica little comfort that we are well positioned to successfully execute on the opportunities available to Cardica.  This Board also needs deep capital markets, healthcare M&A and financial expertise like the expertise Sam Navarro would bring to the Board.

there is a better plan for cardica

Broadfin Capital has invested in the healthcare industry for nearly a decade and has achieved above market returns for its investors.  We believe there is a tremendous opportunity to unlock value at Cardica with actions within the control of the Board.  We see a few key drivers of value that we believe Messrs. Casciaro, Kleine and Navarro can help unlock:

•
Ensure Cardica capitalizes on the competitive advantage of its valuable and unique “staple-on-strip” technology through low misfire rate, physician acceptance and scalable manufacturing.  Our nominees will add on the Board critical experience in guiding manufacturing, sales in the surgical markets and new product launches in domestic and major international markets.

•
Enhance operating execution through more engaged and rigorous Board oversight.  Our nominees are independent, committed to shareholder value and will not hesitate to take all actions necessary to ensure accountability and improve execution.

•
Improve investor relations and minimize misses in expectations through well executed business plan and proper communications of expectations to investors.  Our nominees’ extensive public board experience will help improve Cardica’s investor relations and restore Cardica’s credibility in the market.

•	Implement a manageable cost structure. Our nominees will contribute significant financial expertise and commitment to responsible stewardship of the shareholder capital.

Cardica represents a significant investment for Broadfin and we are the Company’s largest shareholder. We have studied and analyzed the Company carefully over a long period of time and are led in this contest by our conviction that any path to unlocking value at Cardica must start with a significant change on the Board.  We are deeply disappointed that this could not be achieved through an amicable resolution.

Setting the Record Straight

It is apparent to us that the Board is so focused on the history of our past communications because it is so hard to defend their past track record or generate confidence in their plans (or lack thereof) going forward.  We view the Board’s baseless accusations that Broadfin is to blame for the failure to resolve matters amicably as nothing more than a diversion tactic and attempt to smear our reputation and avoid the real issue which is the substantial value destruction under the Board’s stewardship.  We were reluctant to engage in a “he said, she said” exchange over the content of our prior discussions because we think it is so important for shareholders to focus on the issues that truly matter in this contest.  However, the extent of false allegations and an account that is simply untrue have compelled us to set the record straight.

The Board claims that Broadfin “refused to cooperate and has continued to shift its demands”

The Facts:

This Board’s initial negotiating position when Broadfin presented to it privately the compelling case for Board change more than 5 months ago was that Broadfin can have input on 2 directors to be added to what would be an 8-member Board and that no existing director should be replaced.  They rejected suggestions that the two new directors should serve on certain Board committees and then proceeded to interview and reject the candidates we had recommended at least twice (another candidate after meeting with Cardica executives determined it would take an extraordinary amount of effort to help the Company and withdrew his candidacy).  Since these first days of discussions, Broadfin has shown an immense amount of flexibility trying on the one hand to ensure that there is adequate improvement on the Board and on the other hand to avoid a proxy contest. We agreed to a lesser change from our initial nomination of 4 directors going down to 2 but on a smaller Board. In addition, we offered a range of creative suggestions to empower these fewer directors so they can have meaningful impact on the Board, suggesting that one take the chairmanship position.  All our suggestions were shot down by the current directors. These are not “shifts in our demands” that undermined constructive discussions – these are concessions and compromises that we were willing to make all so that we can avoid a proxy contest.  Throughout this whole process the existing Board has refused to discuss who should be held accountable for the destruction of shareholder value.  We have only ever had one objective that we have made clear all along – to help improve the Board.

Board claims we “ignored or denied [them] at each turn”

The Facts:

In the course of the past 5 months or so we have sent Cardica hundreds of emails, we have placed numerous calls to Cardica representatives letting them know we are available to discuss and offering to answer questions.  We have responded to every offer or counteroffer containing new substantive terms that we received from any representative of Cardica.  We relentlessly continued to reach out even as we received over and over again substantively the same proposal from Cardica. We also continued to reach out to Cardica even as they shot down each and every suggestion we made in an attempt to find a mutually-agreeable resolution.  Allegations that we have “ignored” Cardica are simply untrue and we have had our fair share of being “denied” by this Board on what we believe were very reasonable terms.  Frankly, we cannot think of anything more we could have done at any turn in these past 5 months beyond what we did to try to avoid a contest.

The Board claims that Broadfin “refused to enter into a customary confidentiality agreement”

The Facts:

There was nothing “customary” or even reasonable about the confidentiality agreement that the Company presented to us.  First, we want to make it clear that it was Broadfin that initially made the suggestion that we should enter into a reasonable confidentiality agreement.  At the time, we were hoping that we can work with the Board to leverage our knowledge and experience to help address the serious problems facing the Company.  Months after our suggestion, the Board finally presented us with a confidentiality agreement that provided for a Q&A format where we would ask specific questions, the Board would decide how much and what, if any, information they will give us in response and in return Broadfin will be fully restricted for an unlimited period of time.  This makes us question what this Board is hiding.  In our view the very point of a confidentiality agreement is to allow us to understand the basis for the poor decisions that have destroyed shareholder value.

The Path Going Forward

The time has come for real change and for a focus on delivering shareholder value.  We believe that Cardica’s stock is dramatically undervalued and that a sensible strategy, competent execution and effective oversight can deliver enormous upside for shareholders.  However, we do not believe the Company is led by the right people for the job.

We have no faith in the Board as currently composed to stop the destruction of shareholder value, devise and execute on a successful strategic plan and protect the interests of Cardica’s shareholders.  We are seeking to replace three of the longest-standing members of this Board because we believe they should be held accountable for their failures of oversight.

We seek your support to put in their place a group of independent, highly-qualified individuals who possess the right mix of relevant product launch, surgical markets, financial and strategic experience and leadership in the healthcare sector to enhance value for all Cardica shareholders.  We believe that the true value of Cardica will not be realized unless and until the Board is meaningfully reconstituted.  We are not seeking a majority on the Board or dramatic shift in direction and we respect the importance of continuity.  However, we believe a stronger Board with more independence and relevant experience is imperative.

OUR NOMINEES:

As we set out to identify the best qualified candidates to serve on Cardica’s Board and those most likely to successfully oversee a turnaround, we asked ourselves what critical skills are sorely lacking on the current Board.  We determined that the key criteria should be as follows:

•	directly relevant experience and knowledge of new product launches in the surgical markets, both domestically and in international markets
•	financial expertise
•	a strong track record of prior success
•	true independence from the Company’s management and Board and commitment to serve the best interests of all stockholders

We believe these three independent and experienced candidates with proven track records of unlocking value for stockholders meet the above criteria:

Gregory D. Casciaro has over 32 years of leadership experience in the medical device industry. Mr. Casciaro’s extensive leadership experience in the medical device industry includes formerly serving as the President and CEO of AccessClosure, Inc., which was sold to Cardinal Health, Inc. for $320m; President, CEO and a director of each of XTENT, Inc. (formerly NASDAQ:XTNT), Orquest Inc., which was sold to DePuy Spine, Inc. and General Surgical Innovations, Inc., which was sold to Tyco International Ltd. for approximately $100m; several senior level positions with Devices for Vascular Intervention, a division of Guidant Corporation (GDT), and North American Instrument Corporation; and a director of AngioDynamics, Inc. (NASDAQ:ANGO). Mr. Casciaro also currently serves as a director of QT Vascular Ltd. (SGX: 5I0). Mr. Casciaro’s experience in leadership positions in both public and private companies in the medical device industry will be a valuable addition to the Board.

R. Michael Kleine is the President, CEO and a director of Miramar Labs, Inc., a leading medical device manufacturer. Mr. Kleine’s extensive experience in the medical device industry also includes formerly serving as the President, CEO and Chairman of EndoGastric Solutions, Inc.; serving as chief executive officer and a director at Biosensors International Group, Ltd. (SGX: B20), where Mr. Kleine oversaw a restructuring and strategic repositioning of the company that led to a 57% increase in share price during his tenure; President and CEO of each of Microvention, Inc., which was sold to Terumo Corporation for $200m, Thermo Cardiosystems Inc., which was sold to Thoratec Corporation for $572m, and Sorin Biomedical Inc.; and numerous leadership roles with Baxter International Inc. Mr. Kleine currently serves as a director of each of ASLAN Pharmaceuticals Pte. Ltd., QT Vascular Ltd. (SGX: 5I0), and BioParadox Inc.

Samuel E. Navarro has over 25 years of experience in the medical device industry, spanning mergers and acquisitions, investment banking, equity research and investment management, as well as additional years in technology equity research and engineering practice. Mr. Navarro is the Managing Partner of Gravitas Healthcare, LLC, a strategic advisory firm that specializes in emerging growth medical device companies and has closed 18 medical technology transactions in the last five years. He is also a director of Mela Sciences, Inc. (NASDAQ:MELA), and has served as a director of Artasis, Inc., Fixes-4-Kids, Inc., Photomedex, Inc. (NASDAQ:PHMD) and Micro Therapeutics, Inc.; he was also an advisory board member of OrthoPediatrics Corp.; his experience also includes leadership positions in the investment banking practice at Cowen & Co., running the healthcare investment portfolio at The Galleon Group and the global healthcare investment banking business at ING Barings. Through the course of Mr. Navarro’s career, he has completed over 50 transactions worth well over $2B. Mr. Navarro’s extensive experience serving on the boards of directors of medical device companies will be a valuable addition to the Board.

________________________

We have grown impatient with the years of inaction and strategic mistakes made by the Board. Now it is up to Cardica’s shareholders to choose the best individuals to lead the Company forward.  We ask that each of you review the qualifications of the two respective slates of director nominees and determine for yourself who you believe is most qualified to represent your interests on the Board of Cardica.  As a significant shareholder of Cardica, we believe the choice is clear.

VOTE FOR THE MOST QUALIFIED SLATE OF DIRECTORS TO RESTORE AND
ENHANCE THE VALUE OF YOUR CARDICA INVESTMENT

PLEASE SIGN, DATE, AND MAIL THE ENCLOSED GOLD PROXY CARD TODAY

We look forward to your support at the 2014 Annual Meeting.

Thank you for your support,

/s/ Kevin Kotler

Kevin Kotler
Broadfin Capital, LLC

If you have any questions, or require assistance with your vote, please contact Georgeson Inc., toll- free at (800) 248-7690 or email: EnhanceCardica@georgeson.com

About Broadfin Capital:

Broadfin Capital, LLC (“Broadfin Capital”) is a global equity healthcare asset manager founded in 2005. The Managing Partner and Portfolio Manager of the firm is Kevin Kotler whose career has been focused on analyzing and investing in medical technology companies. Broadfin Capital invests in all the major subsectors of the healthcare industry and has a fundamental, value-oriented investment strategy coupled with a long-term investment horizon.

SOURCE: Broadfin Capital, LLC

Investor Contacts

Kevin Kotler, Broadfin Capital, LLC
212-808-2460
Vote@broadfincapital.com

William P. Fiske, Georgeson Inc.
201-222- 4250
EnhanceCardica@georgeson.com

Rajeev Kumar,  Georgeson Inc.
201-222-4226
EnhanceCardica@georgeson.com